Exhibit 99.1

NEWS RELEASE

Contacts:	J. Chris Boswell, SVP & CFO
Particle Drilling Technologies, Inc.
713-223-3031 ext. 204

Ken Dennard, Managing Partner
Jack Lascar, Partner
DRG&E / 713-529-6600

PARTICLE DRILLING TECHNOLOGIES ANNOUNCES FIRST FISCAL QUARTER 2006 RESULTS

HOUSTON – February 1, 2006 – Particle Drilling Technologies, Inc. (NASDAQ: PDRT) today announced financial results for the first fiscal quarter ended December 31, 2005. The financial results reflect the Company’s continuing status as a development stage company generating no revenue as well as ongoing planned investment in the Particle Impact Drilling (PID) system.  The following is a summary of the quarterly results:

	Three Months Ended December 31,
	2005	2004
	(Unaudited)	(Unaudited)

Revenues	$—	$—
Gross profit	—	—
Loss from operations	(1,893,373)	(876,193)
Net loss	(1,784,909)	(882,745)
Net loss per share - basic and diluted	$(0.07)	$(0.05)

The Company’s recently appointed President and Chief Executive Officer, Jim Terry, commented, “After just one week on the job, I can say that I am very enthusiastic about our Company’s future prospects. We continue to make progress toward the commercial development of the patented PID technology. Furthermore, we are now focused on meeting with potential clients and evaluating target areas that would be most suitable for use of the PID system with the objective of committing to a commercial trial program in the near future.  Depending on the timing of the potential customer’s drilling program, the commercial trial could begin as early as March 2006.”

The Company’s Chief Financial Officer, Chris Boswell, commented, “We are very happy to have Jim and all of his experience involved in the commercialization of the PID technology.  Jim has already participated in several meetings with potential customers, many of which have dealt with Jim over the years and confirmed our belief that he is the right leader for our company.”

The Company will hold a conference call at 10:00 a.m. Eastern time on Thursday, February 2, 2006, to discuss its quarterly results and to provide an operational update. To participate in the call, dial  303-262-2131 and ask for the Particle Drilling call at least 10 minutes prior to the start time, or access it live over the Internet by logging onto the web at www.particledrilling.com, on the “Investor Relations” section of the Company’s website. To listen to the live call on the web, please visit the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

If you cannot listen to the live webcast, an archive will be available shortly after the call for a period of 90 days on the “Investor Relations” section of the Company’s website. A telephonic replay of the conference call will be available through February 9, 2006 and may be accessed by calling 303-590-3000 and using the pass code 11052020.

Particle Drilling Technologies, Inc., headquartered in Houston, Texas, is a development stage oilfield service and technology company owning certain patents and pending patents related to the Particle Impact Drilling technology.  The Company’s technology is designed to enhance the rate-of-penetration function in the drilling process, particularly in hard rock drilling environments.

Certain statements in this press release that are not historical but are forward-looking are subject to known and unknown risks and uncertainties, which may cause PDTI’s actual results in future periods to be materially different from any future performance that may be suggested in this press release.  Such risks and uncertainties may include, but are not limited to, PDTI’s ability to raise equity capital, if necessary, and its ability to obtain equity financing on acceptable terms, if at all, a severe worldwide slowdown in the energy services sector, working capital constraints and other risks described in PDTI’s filings with the SEC.  Further, PDTI is a development stage company that operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond PDTI’s control such as announcements by competitors and service providers.

- tables to follow –

PARTICLE DRILLING TECHNOLOGIES, INC.

(a development stage enterprise)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,
	2005	2004
	(Unaudited)	(Unaudited)

Revenues	$—	$—

Operating expenses:
Research and development	1,180,513	183,156
General and administrative	712,860	693,037

Total operating expenses	1,893,373	876,193

Loss from operations	(1,893,373)	(876,193)

Other income (expenses)
Interest income	86,041	—
Rental income - related party	23,282	—
Interest expense	(859)	(6,552)

Total other income (expenses)	108,464	(6,552)

Net loss	$(1,784,909)	$(882,745)

Net loss per common share, basic and diluted	$(0.07)	$(0.05)

Weighted average number of common shares outstanding, basic and diluted	24,296,472	18,299,382

PARTICLE DRILLING TECHNOLOGIES, INC.

(a development stage enterprise)

CONSOLIDATED BALANCE SHEETS

	December 31 ,	September 30,
	2005	2005
	(Unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$8,770,182	$10,504,646
Accounts receivable - related party	56,442	42,330
Prepaid expenses	200,605	229,963

Total current assets	9,027,229	10,776,939

Property, plant & equipment, net	1,163,976	1,277,982

Intangibles, net	1,116,344	1,102,403

Other assets	391,089	391,089

Total assets	$11,698,638	$13,548,413

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$960,208	$1,056,733
Short-term notes payable	62,972	79,880
Current portion of long-term debt	10,844	11,597
Accrued liabilities	286,328	242,633

Total current liabilities	1,320,352	1,390,843

Long-term debt	7,613	9,463

Commitments and contingencies

Stockholders’ equity:
Common stock, $.001 par value, 100,000,000 shares authorized, 27,441,472 shares issued and 24,441,472 shares outstanding at December 31, 2005 and September 30, 2005	27,441	27,441
Additional paid-in capital	22,788,993	22,781,518
Treasury stock at cost, 3,000,000 shares at December 31, 2005 and September 30, 2005	(1,500,000)	(1,500,000)
Deficit accumulated during the development stage	(10,945,761)	(9,160,852)

Total stockholders’ equity	10,370,673	12,148,107

Total liabilities and stockholders’ equity	$11,698,638	$13,548,413

PARTICLE DRILLING TECHNOLOGIES, INC.

(a development stage enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended December 31,
	2005	2004
	(Unaudited)	(Unaudited)

Cash flows from operating activities:
Net loss	$(1,784,909)	$(882,745)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	154,571	57,411
Common stock issued for services	—	17,500
Warrants issued for services	—	57,999
Stock-based employee compensation	7,475	161,800
Changes in operating assets and liabilities:
Increase in accounts receivable - related party	(14,112)	—
(Increase) decrease in prepaid expenses	29,358	(83,041)
Increase (decrease) in accounts payable	(96,525)	256,594
Increase (decrease) in accrued liabilities	43,695	(18,226)

Net cash used in operating activities	(1,660,447)	(432,708)

Cash flows from investing activities:
Payments to purchase property and equipment	(27,947)	—
Payments to purchase intangibles	(26,559)	(6,304)

Net cash used in investing activities	(54,506)	(6,304)

Cash flows from financing activities:
Proceeds from issuance of common stock	—	533,334
Repayments of notes payable	(19,511)	(85,328)

Net cash provided by financing activities	(19,511)	448,006

Net increase in cash and cash equivalents	(1,734,464)	8,994

Cash and cash equivalents - beginning of period	10,504,646	20,363

Cash and cash equivalents - end of period	$8,770,182	$29,357